Exhibit 3.1 Articles of Incorporation of the Registrant



                           ARTICLES OF INCORPORATION

                              China Hotel Holdings, Inc.


Article #1:     The name of the corporation is:
                China Hotel Holdings, Inc.

Article #2:     The name and addess of the Resident Agent is:

                                  Corporate Creations Network, Inc.
                                  8275 S. Eastern Ave. #200-47
                                  Las Vegas NV 89123

Article #3:     The total authorized capital of the corporation is 10,000,000 shares  of common stock with $.001 par value.



Article #4:     The governing board of the corporation is one director.
                The number of directors may be changed by the board.
                The director is as follows:

Eric Wu
8550 Plair Dr., Suite 307
El Monte CA 91731

Article #5:     The type of business is to engage in any legal activity which a corporation may be organized under the General Corporation
                Law of Nevada.

Article #6:     Incorporator:  Dawn Stoutt